BUSINESS UPDATE IN RESPONSE TO COVID-19 OUTBREAK

April 7, 2020 –

Our world is navigating a situation filled with uncertainty, and it's extraordinarily difficult for all of us. Our deepest sympathy goes out to everyone impacted by COVID-19.

As we all know, our economy has ground to a halt. There are no high school or community baseball or softball games, no lacrosse games, no track and field events. Schools, health clubs and businesses throughout the country are closed, including our 800+ stores.

As the impact of this virus continues to grow, it is increasingly evident that our stores are not going to re-open to public access anytime soon. We will continue to serve our communities via our digital channels and through Curbside Contactless Pickup at our DICK'S Sporting Goods and Golf Galaxy stores, where permitted.

However, it's with a heavy heart and after considerable deliberation and concern for our teammates and for our company, that we now must furlough a significant number of our teammates, beginning April 12th. Our teammates are the lifeblood of our company -- an amazing group of dedicated and passionate people -- which makes this an agonizing decision, and one we had hoped we would never have to make.

We're doing all we can to support those impacted by the furlough -- including providing pay through April 11th and company benefits to those who are currently enrolled in our benefits program throughout the furlough.

For now, until our stores are fully re-opened, small teams within our stores, distribution centers and corporate office will continue to work, following social distancing practices. Many of these teammates, including our executives, will work at reduced wages to help us through this crisis.

It is our goal that when this crisis subsides, we will welcome back our teammates, open our doors and get back to the business we love of serving athletes and our communities.